PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934

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      by Rule 14a-6(e)(2))
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      Rule 14a-12


                         USBANCORP, INC.
         (Name of Registrant as Specified in its Charter)


________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than Registrant)


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              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       AND PROXY STATEMENT












                         USBANCORP, INC.
                          P.O. BOX 430
               JOHNSTOWN, PENNSYLVANIA  15907-0430

                     To Be Held April 25, 2000












              Mailed to Security Holders March 17, 2000



                                                  March 17, 2000




Dear Shareholder:

     USBANCORP, Inc.'s Annual Meeting of Shareholders will be held Tuesday, April 25, 2000, at 1:30 p.m., Eastern Time, at the
Four Points Hotel Sheraton Greensburg, 100 Sheraton Drive, Route
30 East, Greensburg, Pennsylvania 15601-9383.

     The matters to be acted upon at the meeting are:

     (a)  the election of five Class II directors,

     (b) such other matters as may properly be brought before the USBANCORP annual meeting or any adjournments thereof.

     Please review the enclosed material and sign, date and return the proxy card whether you plan to attend or not so that the matters coming before the meeting may be acted upon.

     I look forward to seeing you at the annual meeting.

                              Cordially,

                              /s/ Terry K. Dunkle

                              Terry K. Dunkle
                              Chairman, President and
                              Chief Executive Officer



                          USBANCORP, Inc.

                  Johnstown, Pennsylvania  15901

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                               March 17, 2000


To The Shareholders:

     NOTICE IS HEREBY GIVEN that pursuant to the call of its directors, the Annual Meeting of Shareholders of USBANCORP, Inc. will be held at the Four Points Hotel Sheraton Greensburg, 100 Sheraton Drive, Route 30 East, Greensburg, Pennsylvania 15601-9383, on Tuesday, April 25, 2000, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

     1. Election of five Class II directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1);

     2. Such other business as may properly come before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 3, 2000 shall be entitled to notice of and to vote at the meeting. A Proxy Statement, a proxy and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy and return it promptly in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

     This Notice, the accompanying Proxy Statement and form of proxy are sent to you by order of the Board of Directors.

                              /s/ Betty L. Jakell

                              Betty L. Jakell,
                              Corporate Secretary
Johnstown, Pennsylvania
March 17, 2000



                           USBANCORP, Inc.
                            P.O. Box 430
                 Johnstown, Pennsylvania  15907-0430


                           PROXY STATEMENT


                              GENERAL

Introduction

     The Proxy Statement and enclosed proxy are being mailed to the shareholders of USBANCORP, Inc. ("USBANCORP" or the "Company"), on or about March 17, 2000, in connection with the solicitation of proxies by the Board of Directors of USBANCORP. The proxies will be voted at the Annual Meeting of the Shareholders of USBANCORP to be held on Tuesday, April 25, 2000, at 1:30 p.m., Eastern Time, at the Four Points Hotel Sheraton Greensburg, 100 Sheraton Drive, Route 30 East, Greensburg, Pennsylvania 15601-9383 (the "Annual Meeting"). USBANCORP's Annual Report and Form 10-K for the year ended December 31, 1999 accompanies this Proxy Statement. It should not be regarded as proxy solicitation material.

Solicitation of Proxies

     The cost of the solicitation of proxies will be borne by USBANCORP. In addition to the use of the mails, some directors and officers of USBANCORP may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. Arrangements may be made by USBANCORP with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and USBANCORP may reimburse them for reasonable expenses they incur in so doing.

Voting Securities

     As of the close of business on March 3, 2000 (the "Record Date"), there were outstanding 13,307,474 shares of common stock, par value $2.50 per share (the "USBANCORP Common Stock"), the only class of capital stock of USBANCORP outstanding. Holders of record of USBANCORP Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of USBANCORP Common Stock are entitled to cumulate their vote in the election of directors.

     If a shareholder participates in USBANCORP's Dividend Reinvestment and Common Stock Purchase Plan, the proxy card sent to such shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Dividend Reinvestment Plan account.

     If the enclosed form of proxy is appropriately marked, signed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of the nominees of USBANCORP's Board of Directors.

Right of Revocation

     Proxies may be revoked at will at any time before they have been exercised by filing with the Corporate Secretary of USBANCORP an instrument of revocation or a duly executed proxy bearing a later date. Any shareholder attending the Annual Meeting may also revoke a previously granted proxy by voting in person at the Annual Meeting.

Quorum

     Under USBANCORP's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the Annual Meeting.

Principal Shareholders

     The following table sets forth information regarding persons or entities known to USBANCORP's management to own of record or beneficially, as of March 3, 2000, 5% or more of the outstanding shares of USBANCORP Common Stock.

Name and Address                Amount of           Percent of
of Beneficial Owner         Beneficial Ownership   Common Stock

National City Corporation          735,900             5.53%
1900 East Ninth Street
Cleveland, Ohio 44114-3484


                           MATTER NO. 1

                   ELECTION OF USBANCORP DIRECTORS

General

     The Articles of Incorporation of USBANCORP provide that USBANCORP's business shall be managed by a Board of Directors of not less than 5 and not more than 25 persons. Under the Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by resolution of the shareholders at a meeting. The number of directors for 2000 has been set by the Board at 15.

     USBANCORP's Board of Directors, as provided in its Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, each being as nearly equal in number as possible. The directors in each class serve terms of three years each and until their successors are elected and qualified. Under USBANCORP's Bylaws, a person elected to fill a vacancy on the Board of Directors serves as a director for the remaining term of office of the class to which he or she was elected.

     As previously announced, USBANCORP intends to divide its two principal operating subsidiaries, U.S. Bank and Three Rivers Bank and Trust Company, into two separate companies. To accomplish this, USBANCORP formed Three Rivers Bancorp, Inc. ("TRBC") and will contribute its stock in Three Rivers Bank to TRBC. USBANCORP then will declare a dividend of TRBC stock to its shareholders. The result will be that USBANCORP shareholders will own two separate public companies, USBANCORP, which will own U.S. Bank, and TRBC, which will own Three Rivers Bank. This transaction, called a spin-off, is more fully described in the Information Statement that will be distributed to USBANCORP shareholders during the week of March 27, 2000. USBANCORP expects to complete the spin-off on April 1, 2000.

     In anticipation of the spin-off, USBANCORP, as the sole shareholder of TRBC, elected the Board of Directors of TRBC.
The Board of Directors of TRBC consists of all the directors of Three Rivers Bank and those directors of USBANCORP that will continue as directors of TRBC after the spin-off. These USBANCORP directors are Messrs. Jerome M. Adams, Barton, Butler, Dunkle, Kappel and Sevy. On February 25, 2000, each resigned as a director of USBANCORP effective as of the date of the spin-off.

     In anticipation of the spin-off and the resignation of the above-named USBANCORP directors on February 25, 2000, the USBANCORP Board of Directors increased the size of the USBANCORP Board of Directors by nine. It then appointed nine directors of U.S. Bank who did not already serve as a director of USBANCORP to fill these vacancies. Upon completion of the spin-off on April 1, 2000, the USBANCORP Board of Directors will reduce the size of the Board from 21 to 15.

     The Board of Directors fixed the number of directors in Class II at five and has nominated J. Michael Adams, Jr., Edward
J. Cernic, Sr., Margaret A. O'Malley, Mark E. Pasquerilla and Thomas C. Slater for election as Class II directors for three-year terms to expire at the 2003 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. O'Malley, Pasquerilla and Slater were elected by the shareholders at the 1997 Annual Meeting. J. Michael Adams, Jr. and Edward J. Cernic, Sr. were appointed to fill the vacancies created on February 25, 2000 as described above. The remaining directors will continue to serve in accordance with their previous election or appointment with the terms of the Class I and Class III directors expiring in 2001 and 2002, respectively.

     The Bylaws of USBANCORP permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of USBANCORP not less than 60 days nor more than 90 days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

     With respect to the election of directors, each shareholder has the right to vote for each share of USBANCORP Common Stock held by him or her, as many votes as shall equal the number of directors to be elected, and he or she, or his or her proxy, may cast the whole number of votes for one nominee or distribute them among two or more nominees. Unless authority is withheld as to a particular nominee or as to all nominees, all proxies will be voted for the five nominees listed. The proxies will have authority to cumulate votes in their discretion except to the extent a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class II directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

     Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed, each of whom is now a director of USBANCORP or U.S. Bank and each of whom has expressed his or her willingness to serve, or for any substitute nominee or nominees designated by the USBANCORP Board of Directors in the event any nominee or nominees become unavailable for election. The USBANCORP Board of Directors has no reason to believe that any of the nominees will not serve if elected.

     The following tables set forth as to each of the nominees for election as a Class II director and as to each of the continuing Class I and Class III directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of USBANCORP, an affiliate or predecessor and other business relationships. There are no family relationships between any of the listed persons.



                            Nominees For Election As
                 Class II Directors - Term Expires in 2003

                                                            Directorship in
                                               Director     other Reporting
Name and Principal Occupation(1)     Age      Since(2)(3)    __Companies__

J. Michael Adams, Jr.                38        2000          None
  Attorney-at-Law
  Sable, Pusateri, Rosen, Gordon
  & Adams, LLC

Edward J. Cernic, Sr.                67        1998          None
  President, Cernic
  Enterprises, Inc.

Margaret A. O'Malley                 40        1997          None
  Attorney-at-Law
  Yost & O'Malley

Mark E. Pasquerilla                  40        1997          Crown American
  Chairman, President and CEO                                Realty Trust
  Crown American Realty Trust

Thomas C. Slater                     57        1980          None
  Owner, President and Director,
  Slater Laboratories, Inc.,
  Clinical Laboratory


                  Continuing Class I Directors - Term Expires in 2002

                                                          Directorship in
                                             Director     other Reporting
Name and Principal Occupation(1)     Age    Since(2)(3)    __Companies__

James M. Edwards, Sr.                60      1984         None
  Retired President and Chief
  Executive Officer, WJAC,
  Incorporated

Rev. Christian R. Oravec             63      1990         None
  President, St. Francis College

Howard M. Picking, III               63      1994         None
  President, The Picking Company

Sara A. Sargent                      52      1996         None
  President, The Sargent's Group

Robert L. Wise,                      56      1986         GPU Energy
  President and COO                                       GPU Nuclear, Inc.
  GPU Energy and President & CEO                          GPU Service, Inc.
  GPU Telcom Services, Inc.
  (Effective 4/1/00, Chairman of
  USBANCORP and Chairman of
  USBANCORP Trust and
  Financial Services Company)

                Continuing Class III Directors - Term Expires in 2001

                                                            Directorship in
                                               Director     other Reporting
Name and Principal Occupation(1)     Age      Since(2)(3)    __Companies__

Daniel R. DeVos                      57        1991         None
  President & CEO
  Concurrent Technologies
  Corporation

James C. Dewar                       62        1974         None
  CEO and President, Geo. C.
  Dewar, Inc.; retired
  President and CEO Dewar's
  Car World

Bruce E. Duke, III, M.D.             56        1987         None
  Surgeon, Valley Surgeons
  Medical Practice

Orlando B. Hanselman                 40        1995         None
  President and CEO of U.S.
  Bank; Executive Vice
  President of USBANCORP and
  Vice Chairman of USBANCORP
  Trust and Financial Services
  Company. (Effective 4/1/00,
  President of USBANCORP)

Kim W. Kunkle                        45        1994         None
  President & CEO
  Laurel Holdings Company

___________________

(1) All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except for Mr. Adams who was formerly a partner with the law firm of Darragh, Buckler, Bebenek & Eck from 1992 - 1998 and Howard M. Picking, III, who was President of Miller-Picking Corporation, an air conditioning machinery manufacturer from 1978 to July 1, 1997 when he retired.

(2) Reflects the earlier of the first year as a director of USBANCORP, U.S. Bank, or Johnstown Savings Bank ("JSB").

(3) All incumbent directors were elected by the shareholders except Messrs. Adams, Cernic, DeVos, Duke, Hanselman, Kunkle, Oravec, Picking and Sara A. Sargent who were appointed by the Board of Directors on February 25, 2000.


Security Ownership of Management

     The following table sets forth information concerning the number of shares of USBANCORP Common Stock beneficially owned, as of March 3, 2000, by each present director, nominee for director, and each executive officer named in the compensation table set forth elsewhere herein.

                                        Amount and Nature
                                          of Beneficial             Percent
Name of Beneficial Owner(1)(2)            Ownership(3)              of Class
Jerome M. Adams...............               18,437                      *
J. Michael Adams, Jr..........                  620                      *
Clifford A. Barton............              191,010                    1.4
Michael F. Butler.............               30,528                      *
Edward J. Cernic, Sr..........               22,924                      *
James C. Dewar ...............               44,775                      *
Daniel R. DeVos...............                1,114                      *
Bruce E. Duke, III, M.D.......                5,993                      *
Terry K. Dunkle...............              125,828                      *
James M. Edwards, Sr..........               22,462                      *
Orlando B. Hanselman..........               62,355                      *
Richard W. Kappel.............               32,054                      *
Kim W. Kunkle (4).............               29,554                      *
Margaret A. O'Malley (5)......              110,737                      *
Kevin J. O'Neil...............               22,138                      *
Rev. Christian R. Oravec......                  180                      *
Mark E. Pasquerilla (6).......              164,689                    1.2
Howard M. Picking, III (7)....               19,951                      *
Sara A. Sargent...............                6,743                      *
Jack Sevy.....................                7,492                      *
Thomas C. Slater..............               27,481                      *
W. Harrison Vail..............               80,584                      *
Ronald W. Virag...............               11,556                      *
Robert L. Wise    ............               13,319                      *

Officers, Directors and
  Nominees for Directors
  as a Group (24 persons)(8)..            1,049,800                    7.9
__________________

*Less than 1%


(1)     Includes U.S. Bank directors appointed to the USBANCORP
        Board of Directors on February 25, 2000 and existing
        USBANCORP directors who will resign on the effective date of the spin-off.

(2) Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director as a group, has sole investment and voting power as to all the shares shown as beneficially owned with the exception of those held by certain officers, directors and nominees for director jointly with their spouses or directly by their spouses or other relatives.

(3) Includes shares of USBANCORP Common Stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options as follows: 64,410, 35,152, 11,507, 44,340, -0- and
        155,409 held by Messrs. Dunkle, Hanselman, O'Neil, Vail, Virag and the group, respectively. Also includes 3,000, 2,000, 2,000, 2,000, and 2,000 shares of USBANCORP
        Common Stock subject to restriction held by Messrs. Dunkle, Hanselman, O'Neil, Vail and Virag pursuant to restricted stock awards made in January 1998 that vest ratably over a three year period. In addition, Mr. Hanselman holds options to acquire USBANCORP Common Stock that first become exercisable, in part, during or after July 2000, and therefore are excluded.

(4)     Includes 11,142 and 3,000 shares held by Laurel
        Management Retirement Plan and Laurel Holdings Company,
        Respectively, of which Mr. Kunkle is an officer and has voting and investment power.

(5) Margaret A. O'Malley is voting trustee of all shares of USBANCORP Common Stock held by James F. O'Malley and
        Jean O'Malley under a Voting Trust Agreement dated
        March 3, 1997.

(6) Includes 162,545 shares of USBANCORP Common Stock held by Crown American Enterprises, Inc. of which Mark E.
        Pasquerilla is an officer.

(7)     Includes 366 shares owned by The Picking Co. of which
        Mr. Picking is President.

(8) The group consists of 24 persons, being the members of the Board of Directors of USBANCORP, the Chief Executive
        Officer and each other named executive officer of USBANCORP set forth on the compensation table elsewhere herein.

Board and Committees

     The Board of Directors has various standing committees including an Audit Committee, a Nominating Committee and a Management Compensation Committee (the "Compensation Committee"). During 1999, the Board of Directors held
7 meetings, the Audit Committee held 10 meetings, the Nominating Committee held 1 meeting, and the Compensation Committee held
4 meetings. Each director attended at least 75% of the combined total of meetings of the Board of Directors and of each committee of which he was a member. Messrs. Jerome M. Adams, Barton, Butler, Dunkle, Kappel and Sevy are not continuing as USBANCORP directors because they are directors of Three Rivers Bancorp, Inc. and will continue as Three Rivers Bancorp, Inc. directors after the spin-off.

     The Audit Committee is responsible for recommending to the Board of Directors the appointment of an independent public accountant to audit the books and accounts of USBANCORP and its subsidiaries, reviewing the reports of the Audit Department and the reports of examination conducted by the bank and bank holding company regulators and USBANCORP's independent public accountants, reviewing the adequacy of internal audit and control procedures, and reporting to the Board of Directors. In 1999, the Audit Committee was comprised of Directors Jerome M. Adams, Butler, Dewar (Chairman), Kappel, O'Malley, and Sevy.

     In 1999, the Nominating Committee consisted of Directors Barton, Butler, Dunkle (Chairman), Edwards, Hanselman (non-voting), O'Malley, Pasquerilla, Sevy, Slater, Vail (non-voting) and Wise. The Nominating Committee is responsible for nominating individuals to stand for election as directors at the Annual Meeting of Shareholders and will consider nominees recommended by shareholders. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in Section 1.3 of USBANCORP's Bylaws. Notification of such nomination, containing the required information, must be mailed or delivered to the President of USBANCORP not less than 60 days or more than 90 days prior to the Annual Meeting.

     The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. No director who is eligible to receive any benefit under plans administered by the Compensation Committee, except for benefits payable to directors under the Independent Directors Annual Retainer Plan (the Committee's administration of which is limited to coordinating the payment of a predetermined retainer) may serve on the Compensation Committee. In 1999, the Compensation Committee was comprised of Messrs. Barton, Edwards and Wise (Chairman). See "Executive Compensation" herein.

Compensation of Directors

     Executive officers of USBANCORP who are directors or members of committees of the USBANCORP Board of Directors or its subsidiaries receive no compensation for such positions. In 1999, independent directors of USBANCORP received a retainer of $6,000 payable in USBANCORP Common Stock. In addition, directors received cash compensation for attendance at USBANCORP Board of Directors meetings of $550 per meeting. A fee of $400 was paid for attendance at each committee meeting of the USBANCORP Board of Directors. Certain non-officer directors of USBANCORP are also directors of U.S. Bank, Three Rivers Bank and USBANCORP Trust and Financial Services Company (the "Trust Company"). Directors serving on the Board of Directors of U.S. Bank, Three Rivers Bank, or the Trust Company were compensated for their services by a payment of $450 for each Board of Directors meeting attended. A fee of $400 was paid for each committee meeting attended. Directors who serve on the board of UBAN Associates, Inc. receive no remuneration.

                     Executive Compensation
    Compensation Committee Report on Executive Compensation

     USBANCORP's Management Compensation Committee oversees USBANCORP's executive compensation programs to ensure that they: attract and retain high caliber executives, deliver the total compensation package in a cost-effective manner, reinforce key business objectives, provide competitive compensation opportunities for competitive results, induce management ownership of USBANCORP Common Stock, and comply with applicable regulations.

     The role of the Committee is to approve executive salary adjustments, to administer the Executive Annual Incentive Plan (including establishment of performance goals), and to administer the 1991 Stock Option Plan. Additionally, from time to time, the Committee reviews other human resource issues, including qualified and non-qualified benefits, management performance evaluation, and succession planning.

Executive Compensation Policy

     The Committee uses a formal executive compensation policy to help evaluate and administer executive pay. The policy addresses each of the major components of the executive pay program and is summarized below.

     - Maintain a conservative executive base salary practice (approximating the 40th percentile of competitive practices-defined below) to ensure the appropriate performance sensitivity and focus on long-term results.

     - Maintain a competitive annual incentive program that recognizes important achievements consistent with USBANCORP's long-term objectives, providing target and maximum annual total cash opportunities that approximate the 40th and 60th percentiles of competitive annual total cash practices, respectively. A portion of all plan participants' incentive awards is based upon corporate performance relative to goals. Certain executives of the subsidiaries also are evaluated and rewarded based upon subsidiary and individual performance achievements.

     - Maintain competitive long-term incentives that: align management's financial interests with those of USBANCORP's shareholders, induce management ownership of USBANCORP Common Stock, support the achievement of USBANCORP's long-term financial objectives, and provide competitive long-term incentive reward opportunities.

     - Provide typical benefits through qualified programs generally available to all employees, supplemented by non-qualified arrangements, as appropriate.

     - Competitive pay practices are determined using two different sets of data-survey data and peer data.

        -  Survey data refers to compensation data from banking
           industry compensation surveys.   Competitive
           compensation practices are determined using compensation levels at holding companies and subsidiaries of comparable size to USBANCORP and its subsidiaries, for positions comparable to those held by the officers identified in the Summary Compensation Table included herein (the "Named Officers").

        - Peer data comes from a group of multi-bank, bank holding companies of comparable size to USBANCORP. The peer institutions are located in Pennsylvania, Ohio, Illinois, Indiana, Michigan and West Virginia.

        - The indices used in the Stock Performance Chart are Nasdaq/NMS (U.S. Companies) and Nasdaq Bank Stocks. While USBANCORP believes that some of the surveyed banks and some of the peer banks may be included within these indices, it is not the intention of the Committee to establish executive pay practices based on the pay practices of the organizations that compose these indices. The Committee believes that some of the organizations in these indices would be either too large or too small to be relevant for setting pay for USBANCORP and subsidiary executives.

Relationship of Performance Under Compensation Plans

     USBANCORP relies on incentive arrangements, discussed below, to establish the desired relationship between pay and performance.

     The Company administers an annual incentive plan through which participants can earn performance-based compensation. The bonuses of the Named Officers were based on the following performance measures-corporate return on equity (ROE), total return to shareholders, a third-party comparative estimate of the holding company's CAMEL rating (an overall indicator of the performance and financial soundness of the institution), efficiency ratio, and individual performance.

     At its February 2000 meeting, the Compensation Committee reviewed 1999 performance results relative to the incentive plan goals for 1999. The Committee determined that ROE performance results fell between target and maximum levels and that total return to shareholders, CAMEL, and efficiency ratio performance fell below their respective threshold goals. Some of the Named Officers, but not the CEO of USBANCORP, also received a portion of their awards based on their individual performance under the Company's performance evaluation program.

     In consideration of prior awards of restricted stock and stock options, the Committee did not award any restricted stock or stock options to any of the Named Officers in 1999.

     The Committee uses a management stock ownership program to emphasize the 1991 Stock Option Plan's role in aligning
management and shareholder interests.   Target ownership levels
range from a fraction of salary to two and one-half times salary. The Committee periodically reviews the progress of the executives in working toward their ownership targets, which will be a consideration in determining future compensation actions.

1999 Compensation for the Chief Executive Officer

     The CEO's 1999 salary approximated the competitive position stated in the compensation policy.

     The CEO participated in the Executive Annual Incentive Plan for 1999. His award opportunity was allocated to four areas of corporate performance: ROE, total return to shareholders, efficiency ratio, and CAMEL rating. In 1999 USBANCORP's ROE performance was positioned between target and maximum levels. Total return to shareholders, efficiency ratio, and USBANCORP's CAMEL rating fell shy of threshold, resulting in no payouts for those components. Hence, the CEO earned a bonus of $58,837 with respect to 1999 performance, which reflects 17% of salary versus a potential maximum bonus of 45% of salary.

     Certain stock option awards in prior years anticipated that no options would be awarded to the CEO in 1999. Thus the Committee did not award any stock options to the CEO in 1999.

Impact of Omnibus Budget Reconciliation Act of 1993 - Section
162(m)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA)
Section 162(m) prohibits a publicly owned company from taking a compensation tax deduction for annual compensation in excess of $1,000,000 for any of the Named Officers. To the extent that certain guidelines are met, compensation in excess of $1,000,000 is exempt from this limitation.

     The Committee does not believe that the deduction limit imposed by OBRA will affect compensation deductibility given the compensation opportunities of the Named Officers under USBANCORP's existing compensation programs. The Committee will continue to evaluate the potential impact of Section 162(m) and take such actions as it deems appropriate.

     This report is furnished by Messrs. Barton, Edwards and Wise (Chairman).

Compensation Committee Interlocks and Insider Participation

     Messrs. Barton, Edwards and Wise (Chairman) served as members of the Compensation Committee during 1999. Each member of the Committee is excluded from participation in any plan administered by the Committee while serving as a member, except for participation in the Independent Directors' Annual Retainer Plan (the Compensation Committee's administration of which is limited to coordinating the payment of a predetermined retainer).

Compensation Paid to Executive Officers

     The following table sets forth information for the three years ended December 31, 1999 concerning the annual and long-term compensation for services in all capacities to USBANCORP and its banking subsidiaries of the Named Officers.



                                                    Summary Compensation Table

                                                                                              Long Term
                         ___________________________Annual Compensation__________     ________Compensation_____

                                                          Other          Restricted   Securities    All Other
Name and                                                  Annual           Stock      Underlying   Compensation
Principal Position       Year  Salary($) Bonus($)(1)  Compensation($)(2)   Awards(3)  Options(#)(4) $)(5)(6)(7)

Terry K. Dunkle..        1999   340,042    58,837          ---               --              0        27,050
  Chairman, Pres-        1998   330,060    65,649          ---           109,477             0        26,159
  ident and CEO          1997   294,833   113,107          ---               --         30,000        29,809
  of USBANCOP

Orlando B. Hanselman.    1999   203,520    31,307          ---               --              0        26,247
  President and CEO      1998   192,900    34,120          ---            72,984         9,000        15,489
  Of U.S. Bank           1997   160,738    41,087          ---               --         18,000        15,383
  Executive Vice
  President of USBANCORP
  And Vice Chairman of
  USBANCORP Trust and
  Financial Services
  Company.  (Effective
  4/1/00, President of
  USBANCORP)

W. Harrison Vail...      1999   181,500    27,951          ---               --              0        18,368
  President and CEO      1998   165,000    29,172          ---            72,984             0        10,547
  of Three Rivers        1997   145,000    50,263          ---               --         18,000         9,701
  Bank

Kevin J. O'Neil  .       1999   134,000    18,693          ---               --              0        16,660
  President and CEO      1998   129,000    18,305          ---            72,984             0         9,771
  of Standard            1997   120,000    32,400          ---               --          9,000         9,217
  Mortgage
  Corporation of
  Georgia, a
  subsidiary of Three
  Rivers Bank

Ronald W. Virag ..       1999   109,840    15,291          ---               --              0        19,851
  President and CEO      1998   107,100    15,197          ---            72,984             0        11,030
  USBANCORP Trust        1997   107,036    27,540          ---               --          9,000        10,890
  and Financial
  Services Company

__________________

(1) Includes the cash and cash value of stock awards made to executive officers of USBANCORP and its subsidiaries under the Executive Annual Incentive Plan.

(2) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the officer's total compensation (salary and bonus).

(3) At the end of 1999 Messrs. Dunkle, Hanselman, Vail, O'Neil, and Virag held 3000, 2000, 2000, 2000, and 2000 restricted shares worth $36,000, $24,000, $24,000,
        $24,000, and $24,000, respectively. The restrictions on such shares lapse in three equal annual increments on the anniversaries of the award. Dividends are accrued and distributed when restrictions lapse on the corresponding shares. Awards have been adjusted to reflect the July 1998 3-for-1 stock split.

(4) Options were granted during 1998 and 1997 under the 1991 Stock Option Plan to the Named Officers. Awards have been adjusted to reflect the July 1998 3-for-1 stock split.

(5) Includes amounts awarded under the Profit Sharing Plan of USBANCORP and U.S. Bank. All full-time employees of USBANCORP and U.S. Bank are entitled to participate in the Profit Sharing Plan. A contribution during any plan year is equal to the applicable percentage of U.S. Bank's income as defined in the Plan.

(6) Includes (a) the value of the premium paid by USBANCORP of $10,000 for a split dollar life insurance policy for Mr. Dunkle, (b) the premiums paid by USBANCORP and its subsidiaries for life insurance policies with coverage limits above $50,000 to Messrs. Dunkle, Hanselman, O'Neil, Vail and Virag, (c) country club dues for Messrs. Dunkle, Hanselman, Vail and Virag, and (d) estate planning services for Orlando B. Hanselman.

(7) Includes amounts contributed under a 401(k) Plan of USBANCORP to Messrs. O'Neil and Vail. Under the USBANCORP sponsored 401(k) Plan, employees of Three Rivers Bank and Standard Mortgage Corporation of Georgia are allowed to contribute up to 20% of their compensation to the Plan with an employer match of $.50 on each $1.00 of employee contribution up to a maximum of 6% of an employee's compensation.



                     Option Grants Table

     No stock options were granted to any of the Named Officers in 1999.


Option Exercises and Year-End Value Table

     The following table sets forth information concerning the exercise of options to purchase USBANCORP Common Stock by the Named Officers during the year ended December 31, 1999, as well as the number of securities underlying unexercised options and potential value of unexercised options (both options which were presently exercisable and options which were not exercisable) as of December 31, 1999.


                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION VALUE

                                                 Number of Securities
                                                  Underlying Unexercised                  Value of In-the-Money
                         Shares                Options at December 31, 1999         Options at December 31, 1999(2)
                     Acquired on     Value
Name                 Exercise(#)  Realized($)(1) Exercisable(#) Unexercisable(#)(3) Exercisable($)   Unexercisable($)
Terry K. Dunkle        6,302       53,463          66,856              0             143,397          0
Orlando B. Hanselman   4,383       25,885          39,501         24,000              81,937          0
W. Harrison Vail       2,100       21,143          44,340              0             117,621          0
Kevin J. O'Neil          493        3,338          11,507              0              13,185          0
Ronald W. Virag       13,245       43,081               0              0                   0          0

_______________________

(1) Represents the aggregate market value of the underlying shares of USBANCORP Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(2) "In-the-money options" are stock options with respect to which the market value of the underlying shares of USBANCORP Common Stock exceeded the exercise price at December 31, 1999. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of USBANCORP Common Stock on December 31, 1999. Fair market value was determined by reference to the average of the high and low sale prices of USBANCORP Common Stock as quoted on Nasdaq Stock Market.

(3)     Includes performance-based stock options granted
        December 8, 1997. The options will vest in three years, only if USBANCORP meets or surpasses pre-set financial performance goals. Depending on performance results all, none, or a portion of the options may vest.



Retirement Plans

Pension Plan - U.S. Bank

     U.S. Bank maintains a qualified defined benefit retirement plan for its employees (the "U.S. Bank Plan"). Remuneration for pension benefit purposes is base pay, wages and commissions excluding overtime, bonus or reimbursement of business expense. An employee's benefit under the U.S. Bank Plan is determined on the basis of Final Average Pay which means the average annual base salary, wages and commissions received by an employee in the five consecutive years out of the ten ending before his termination of employment for which the average is highest.

     U.S. Bank expects to make a contribution of $739,245 in 2000 for the 1999 Plan year.

     Estimated annual benefits payable upon retirement at age 65 after 15 years of service with respect to the specified remuneration are as follows:

                             PENSION TABLE
                               U.S. BANK

          Five Calendar Year
            Average Salary             Annual Benefit at
        Preceding Retirement         Normal Retirement Date

              $ 15,000                      $ 5,550
                25,000                        9,250
                40,000                       14,800
                60,000                       22,200
                90,000                       33,300
               100,000                       37,000
               120,000                       44,400
               140,000                       51,800
               150,000(1)                    55,500
               160,000(1)                    59,200
_______________________

(1) Effective for retirements on or after January 1, 1994, annual compensation for Plan purposes may not exceed $150,000 plus any increases applicable to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger "preserved benefits."

     The above benefits are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefit are available in actuarially equivalent amounts. Current remuneration covered by the U.S. Bank Plan in 1999 for Messrs. Dunkle, Hanselman and Virag was $340,042, $203,520, and $109,840, respectively, subject to the $150,000 limitation. As of December 31, 1999, Mr. Dunkle was credited with 12 years of service, Mr. Hanselman with 13 years of service and Mr. Virag with 5 years of service.

     Effective January 1, 1986, the USBANCORP Board of Directors adopted the U.S. Bank Plan for the benefit of employees of USBANCORP on the same terms and conditions as for employees of U.S. Bank. Contributions made by USBANCORP are limited to those employees whose earnings are paid by USBANCORP.

Pension Plan - Three Rivers Bank

     Three Rivers Bank maintained a defined benefit pension plan that was established during 1970 (the "Three Rivers Plan").

     Effective July 1, 1993, the benefit formula of the Three Rivers Plan was revised to duplicate the benefit formula of the U.S. Bank Plan with exception of the definition of pay for pension purposes. Remuneration for pension purposes under the Three Rivers Plan is base pay excluding overtime, bonus or reimbursement of business expenses. Employees retiring on or after July 1, 1993 will receive a benefit based upon the U.S. Bank Plan formula but not less than the benefit earned through June 30, 1993, under the former Three Rivers Plan formula.

     Current remuneration covered by the Retirement Plan (base salary) in 1999 for Mr. O'Neil and Mr. Vail was $134,000 and $181,500. As of December 31, 1999, Mr. O'Neil and Mr. Vail were credited with 6 years and 15 years of service, respectively.

     Three Rivers Bank expects to make a total contribution to the Three Rivers Plan of $865,278 in 2000 for the 1999 Plan year.

Supplemental Pension Plans

     USBANCORP has provided additional life insurance and retirement benefits for Mr. Dunkle funded through a split-dollar life insurance policy. USBANCORP pays a portion of the premiums until Mr. Dunkle's normal retirement. At Mr. Dunkle's retirement, USBANCORP will recover, through a withdrawal from the policy, its cumulative premiums or the policy cash value if less. Mr. Dunkle will receive a paid-up life insurance policy that will include any remaining cash value. If Mr. Dunkle dies prior to retirement, USBANCORP will be reimbursed for its total premiums from the insurance proceeds. The annual premium paid by USBANCORP is $10,000 per year, and USBANCORP has an interest in the policy cash value equal to the lesser of its cumulative premiums or the policy cash value.

     The Compensation Committee determined that it was appropriate to provide additional supplemental retirement benefits to Mr. Dunkle commencing at his retirement, because Code regulations significantly limit retirement benefits payable to highly compensated executives under qualified pension, profit
sharing, and 401(k) plans.   Accordingly, on February 25, 1994,
the Board of Directors of USBANCORP adopted a supplemental executive retirement plan ("SERP") for the benefit of Mr. Dunkle.

     The SERP will provide supplemental retirement benefits to Mr. Dunkle, which, in combination with benefits from all USBANCORP sponsored qualified and non-qualified pension plans, will ensure an appropriate total retirement benefit for Mr. Dunkle. The target retirement benefit is 55% of the final three-year average salary of Mr. Dunkle commencing at his normal retirement age of 65. Although the SERP is an unfunded plan, USBANCORP can set aside assets to meet its obligations under the plan. USBANCORP has purchased a life insurance policy on Mr. Dunkle's life. Assuming continuation of current interest rates and mortality charges, USBANCORP's total premium outlay will be completed by the time Mr. Dunkle attains normal retirement age. The policy is designed to accumulate sufficient cash value at Mr. Dunkle's retirement to allow USBANCORP to recover the after tax cost of each annual SERP payment. In addition, at Mr. Dunkle's death, tax-free life insurance proceeds will reimburse USBANCORP for all unrecovered costs associated with the plan. USBANCORP will not recover interest for the time value of money.

     The life insurance policy has been assigned to a Rabbi Trust established by USBANCORP to assist USBANCORP in satisfying its obligations to Mr. Dunkle. The Trust Company, as trustee, is the policy owner and beneficiary. Mr. Dunkle remains a general unsecured creditor of USBANCORP and the assets of the trust are subject to the claims of creditors.

     The Board of Directors also approved the purchase of an individual disability income policy for Mr. Dunkle. Mr. Dunkle has collaterally assigned the policy to USBANCORP so that in the event of his disability prior to retirement, the policy will pay USBANCORP a monthly benefit sufficient to pay the premium on the SERP life insurance policy on Mr. Dunkle's life. This would relieve USBANCORP of the obligations to pay premiums on the SERP policy if Mr. Dunkle becomes disabled, without reducing the promised SERP retirement benefits to Mr. Dunkle.

     The Board of Directors of U.S. Bank on February 20, 1981, adopted a Supplemental Pension Plan under which the Executive Committee of the Board of Directors may from time to time designate executive officers of U.S. Bank as participants and specify the amount of supplemental pension payment the participant shall receive.

     A participating officer agrees to perform, after retirement, such advisory services as the Executive Committee may reasonably request and enters into a noncompetition agreement with U.S. Bank. Upon his retirement from U.S. Bank, a participant will be entitled to receive supplemental monthly pension payments in a specified amount for a period of fifteen years. If he should die before retirement while in the service of U.S. Bank or if he should die after payment of benefits has commenced, the participant's spouse, if any, will be entitled to receive one-half of the specified amount for the remainder of the fifteen year period. No payments are currently being made under this plan.

Change in Control Agreements

     In 1994, USBANCORP entered into Change in Control Agreements (the "Agreements") with Messrs. Terry K. Dunkle, Orlando B. Hanselman, Kevin J. O'Neil, W. Harrison Vail and Ronald W. Virag, pursuant to which USBANCORP agreed to provide the executives with severance benefits upon the occurrence of certain enumerated events ("Triggering Events") following a change in control of USBANCORP ("Change in Control") (as defined in the Agreements). The initial term of the Agreements is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Agreements, upon the occurrence of a Triggering Event following a Change in Control, Mr. Dunkle would be entitled to receive approximately
2.99 times his combined salary and bonus which will be determined (a) during the initial three year term of the Agreement by reference to his highest salary and bonus paid in the year in which he is terminated or in any one of the last five fiscal years preceding such termination, and (b) after the expiration of the initial term, by reference to the average of the executive's combined salary and bonus in the preceding five years. The Change in Control Agreements for each of Messrs. Hanselman, O'Neil, Vail and Virag are identical, except that Messrs. O'Neil, Vail, and Virag will receive one times their combined base salary and bonus and Mr. Hanselman will receive
1.5 times his combined base salary and bonus. The executives, in their discretion, may receive these payments in a lump sum or on a monthly installment basis. The Change in Control Agreements also entitle the executives to continued participation in the employee benefits plans of USBANCORP for a period of three years with respect to Mr. Dunkle, eighteen months with respect to Mr. Hanselman and one year with respect to the other executives. In addition, the Agreements provide that options held by the executives to acquire USBANCORP Common Stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a Triggering Event following a Change in Control and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive's termination. The Agreements also require USBANCORP to make additional payments to the executives in the event that the severance payments described above result in the imposition of an excise tax, pursuant to Section 4999 of the Code on the payment of such amounts. The spin-off does not constitute a Change in Control under the Agreements and therefore no payments will be due thereunder.

Performance Graph

     Set forth is a graph comparing the yearly percentage change in the cumulative total shareholder return on USBANCORP Common Stock against the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Bank Stocks for the five years beginning January 1, 1995 and ended December 31, 1999.

                         [Insert Table]


                                               Legend

Symbol    Index Description       12/94      12/95      12/96      12/97      12/98      12/99

          USBANCORP, INC., PA     100.0      163.7      215.0      386.7      324.4      199.6

          Nasdaq Stock            100.0      141.3      173.9      213.1      300.2      542.4
            Market (US Companies)

          Nasdaq Bank Stocks      100.0      149.0      196.7      329.4      327.1      314.4
          SIC 6020-6029, 6710-6719 US & Foreign

Notes:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to $100.00 on 12/30/1994.



                      FINANCIAL INFORMATION

     Requests for printed financial material for USBANCORP or any of its subsidiaries - annual reports, Forms 10-K, 10-Q and Call Reports - should be directed to Jeffrey A. Stopko, Senior Vice President and Chief Financial Officer, USBANCORP, Inc., P.O. Box 430, Johnstown, PA 15907-0430, telephone (814) 533-
5310.

                   TRANSACTIONS WITH MANAGEMENT

     Certain directors, nominees and executive officers and/or their associates were customers of and had transactions with USBANCORP or its subsidiaries during 1999. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. These loans represented in the aggregate less than 4.3% of shareholders' equity as of December 31, 1999.

     Mr. Adams, a director of USBANCORP, Three Rivers Bank, the Trust Company, Standard Mortgage Corporation of Georgia and UBAN Associates, Inc., is a partner in a law firm that rendered services to Three Rivers Bank during 1999 and will render such services in 2000.

                   INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has audited USBANCORP's financial statements for the fiscal year ended December 31, 1999 and the report on such financial statements appears in the Annual Report to Shareholders. Arthur Andersen LLP has been selected by the USBANCORP Board of Directors to perform an examination of the consolidated financial statements of USBANCORP for the year ending December 31, 2000.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                           OTHER MATTERS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

              SHAREHOLDERS PROPOSALS FOR NEXT ANNUAL MEETING

     Any shareholder desiring to present a proposal to be considered at the 2001 Annual Meeting of Shareholders should submit the proposal in writing to: Chairman, USBANCORP, Inc., Executive Offices, P.O. Box 430, Johnstown, PA 15907-0430 no later than November 22, 2000.

                              By Order of the Board of Directors


                              /s/ Betty L. Jakell

                              Betty L. Jakell
                              Corporate Secretary

March 17, 2000










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